EXHIBIT 8.
                   VOTING TRUST AGREEMENT


     THIS AGREEMENT effective this 13th day of february, 1996, by and between FRANK BROOKS, shareholder of certain option rights to acquire up to One Million (1,000,000) shares of RGB Computer & Video, Inc. ("RGB" or
"Corporation") common stock, whose address is 7389 S.E.
Rivers Edge Street, Jupiter, Florida 33458, hereinafter referred to as "Shareholder"; and FRANK BROOKS, as Trustee, whose address is 7689 S.E. Rivers Edge Street, Jupiter,
Florida 33458, hereinafter referred to as "Trustee".


WITNESSETH

     WHEREAS, FRANK BROOKS is the owner and holder of certain option rights to RGB common stock, based on certain performance criteria, as more fully set out in that certain
Stock Option Agreement between Shareholder and RGB of even date herewith (Performance Stock); and

     WHEREAS, the Shareholder of the Corporation, and the Corporation hereby agree it is in the best interest of all concerned to allow this voting trust on the terms and conditions set forth herein and that this Voting Trust
Agreement does not violate any Shareholder Agreement: and

     WHEREAS, FRANK BROOKS, individually hereby does desire to form a voting trust in favor of FRANK BROOKS, as Trustee, for any portion of Performance Stock acquired by Shareholder which he desires to asign to one or more of his children;and

     WHEREAS, as a condition precedent to transferring andy shares of such Performance Stock to any child of Shareholder, RGB requires that inter alia, along with the requirements of any shareholder, such shares to be transferred be voted by Shareholder and be subject to this Voting Trust Agreement.

     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, each of the parties hereto covenants and agrees as follows:

     1. The foregoing recitals are true and correct and are incorporated herein.

     2. Upon acquiring Performance Stock, Shareholder will deliver his certificate of stock representing those number of such shares of stock owned by him, together with appopriate executed stock powers with respect to such certificates and stock power. Except as specifically provided herein, the registered owners of such transferred shares of Performance shall remain the legal owner of the shares represented by such certificate and have all rights and privileges attributed to said shares except as precluded by this Agreement.

     3. Notwithstanding anyting to the contrarty, the Trustee shall have the following powers and is hereby authorized to exercise such power:

  A.Vote said shares of stock at any duly called meeting of shareholders of the Corporation.

  B.Take any action on behalf of the Shareholder by written action in lieu of minutes.

  C.Vote on any business matter coming before the Corporation which Shareholder might have voted on had he been present in person or by proxy.

     4. In the event of the resignation, inability to act, or removal of the the Trustee, a new Trustee shall be selected by FRANK BROOKS. If he fails to select such successor trustee within thirty (30) days of the triggering event, Robert L. Gilbert, III and Cynthis Gilbert, or the survivor of them, shall be the next successor Trustee. In the event of the death, resignation, inability to act or removal of the remaining next successor Trustee, the RGB's Board of Directors shall select such next successor trustee.

     5.   This Agreement shall encompass all Performance
Stock owned by FRANK BROOKS, whether acquired directly or indirectly, including all beneficial interest therein.

     6.   All stock held by Trustees shall bear a
restrictive legend in substantially the following form:

          The rights of sale, assignment, transfer, pledge or other disposition of the shares of stock evidenced by this certificate are restricted and subject to compliance with certain corporate documents including without limitation that certain Voting Trust Agreement dated effective the 12th day of February, 1996, maintained with the books and records of the Corporation.

     7. This Agreement shall terminate on the earlier of ten years from the date of execution hereof or after the death of Shareholder.

     8. The Trustee hereby accepts and agrees to perform the duties of the Trust herein posed subject to all the terms, conditions and reservations herein contained. Trustee agrees that he will exercise the powers to perform the duties of Trustee as set forth herein. The Trustee agrees that he will exercise the powers to perform the duties of Trustee as set forth herein. The Trustee is accepting the duties hereunder in order to benefit RGN and the Shareholder, and thus, has expressly agreed, that he shall not be liable for acts of ordinary negligence and shall be responsible to RGB and its Shareholder only for gross negligence or dishonest or fraudulent acts, misfeasance or malfeasance.

     9. All beneficial owners of Performance Stock now existing or which hereafter are otherwise entitled to acquire such shares of stock as a condition precedent to the transfer of any shares of such Performance Stock from Frank Brooks, shall indemnify, hold harmless and release RGB and its subsidiaries and affiliates, upon documents to the satisfation of RGB in its sole and absolute discretion from all claims or causes of action arising from or connected with the Voting Trust Agreement or the performance of the Trustee hereunder, whether existing at the time of transfer, or occurring thereafter.

     10. The Trustee may at any time resign by giving thirty (30) days notice in writing to the Secretary of RGB.
In thej event of the resignation of the Trustee, a new trustee shall be appointed in the manner herein contained.

     11. The Corporation is an interested third party beneficiary hereunder and may enforce all the terms and conditions herein to its benefit.

     12. This Agreement shall be governed and construed according to the laws of Florida, and venue of any proceeding arising hereunder shall be in a Court of competent jurisdiction in Palm Beach County, Florida.

     IN WITNESS WHEREOF,      the foregoing have set their
hands and seals effective the day first set forth above.


                                                SHAREHOLDER:

                                            // Frank Brooks
                                           --------------------
                                                FRANK BROOKS


                                                 TRUSTEE:

                                           // Frank Brooks
                                          ---------------------
                                              FRANK BROOKS


ACCEPTED AND AGREED TO effective the date first set forth above.

                                        RGB COMPUTER & VIDEO, INC.

                                by:     // Robert L. Gilbert III. President
                                   -----------------------------------------
                                        ROBERT L. GILBERT, III, as President